UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14a
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    |X|
Filed by a Party other than the Registrant    [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INTERCEPT, INC.
________________________________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
______________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
______________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
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(5)	Total fee paid:
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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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[On InterCept Letterhead]

May 20, 2004

JANA Master Fund, Ltd.
200 Park Avenue, Suite 3900
New York, New York 10166
Attention:  Mr. Barry S. Rosenstein

JANA Partners LLC
200 Park Avenue, Suite 3900
New York, New York 10166
Attention:  Mr. Barry S. Rosenstein

Dear Mr. Rosenstein:

        Based on our review of your preliminary proxy statement, we understand that during the last two and a half months JANA Partners LLC and JANA Master Fund, Ltd. (collectively “JANA”) have invested in excess of $22 million in, and have acquired approximately 8.9% of the outstanding shares of, the common stock of InterCept. In light of the significant investment made by JANA in InterCept and in an effort to provide JANA with a voice on the InterCept board of directors and to reach a consensual resolution of the pending proxy contest and federal court litigation, the InterCept board of directors wishes to make a proposal to JANA in the spirit of settlement and compromise. We believe this proposal recognizes the significant investment made by JANA in InterCept and, at the same time, maintains a board of directors that represents the interests of all InterCept shareholders.

        The terms of our settlement proposal are as follows:

1.	InterCept and JANA would agree to dismiss the currently pending federal court litigation and to jointly support a slate of directors at the 2004 annual meeting.

2.	Effective at the 2004 annual meeting of shareholders, we would increase the size of the board of directors from six to nine members by adding one board position to each of Classes I, II and III.

3.	At the 2004 annual meeting, our board would nominate (a) existing directors John W. Collins and Arthur G. Weiss to fill the two existing Class III director seats, (b) your nominee Kevin J. Lynch to fill the newly created Class I director seat and (c) your nominee Marc Weisman to fill the newly created Class II director seat. In addition, we are also

JANA Master Fund, Ltd.
JANA Partners LLC
May 20, 2004

prepared to request that Sprout Capital Partners, L.P., the principal holder of our preferred stock, nominate a representative to fill the newly created Class III director seat. Sprout has the right to have a named individual nominated for election as a director at our annual meeting, and we believe that Sprout would exercise that right in these circumstances. If Sprout elects not to exercise its right at this time, however, we will have a vacancy in the third Class III Board seat. Our plan would be to keep this seat open to allow Sprout to exercise its right at a later date

        If the foregoing proposal is acceptable, we contemplate that InterCept and JANA would enter into a definitive settlement agreement that would, among other things, provide for the dismissal of the pending federal court litigation and your agreement to withdraw your shareholder proposals and to refrain from soliciting proxies for the 2004 annual meeting.

        This proposal allows JANA the opportunity to have more than proportionate representation on the InterCept board, and would permit InterCept and JANA to avoid the cost and disruption associated with the proxy contest and the pending federal court litigation. JANA’s two board representatives have the opportunity to join a very independent, shareholder oriented board. This proposal contemplates:

o	A nine member board with only one management representative and eight outside directors.

o	A board with three new directors representing two of our major shareholders, JANA and Sprout, and three other new independent directors who joined the board this spring, none of whom had any prior relationship with InterCept management.

o	A board having an appropriate mix of business and industry experience, public company board experience, ownership of our capital stock and independence.

We are confident that this board would be able to represent the interests of all shareholders and to direct the affairs of the Company in a manner that maximizes shareholder value.

        So that we may move forward expeditiously with finalizing proxy materials for the 2004 annual meeting scheduled for June 24, 2004, we would appreciate your response to this settlement proposal on or before 5:00 p.m. on May 21, 2004.

JANA Master Fund, Ltd.
JANA Partners LLC
May 20, 2004

        Should you have any questions regarding this proposal, please don’t hesitate to contact me or our counsel, Jack Hardin of Rogers & Hardin.

Sincerely,

By: /s/ John W. Collins Chairman and Chief Executive Officer

JWC/cjd
cc:      Marc Weingartern, Esq

InterCept strongly advises all of its shareholders to read the proxy statement when it is available because it will contain important information. InterCept will send its proxy statement, along with its Annual Report, to all shareholders of record, and the proxy statement will also be available at no charge on the SEC’s web site at http://www.sec.gov. In addition, InterCept will provide copies of the proxy statement and Annual Report without charge upon request. Requests for copies should be directed to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: 888-750-5834.

The participants in the proxy solicitation are InterCept and its directors. Certain of InterCept’s executive officers may also be deemed to be participants. These individuals and their positions with InterCept are as listed in the following table:

         John W. Collins, Chairman of the Board and Chief
                    Executive Officer
         Mark Hawn, Director
         John D. Schneider, Jr., Director
         Glenn W. Sturm, Director
         James A. Verbrugge, Director
         Arthur G. Weiss, Director
         G. Lynn Boggs, President and Chief Operating Officer
         Jonathan R. Coe, Vice President and General Counsel
         Carole M. Collins, Treasurer, Vice President of Corporate
                    Governance/Risk

Additional information regarding these persons (a) is included in InterCept’s preliminary proxy statement filed with the SEC on May 5, 2004 under the headings Proposal No. 1 – Election of Directors, Executive Compensation, Employment Agreements, Security Ownership and Information Related to Possible Proxy Contest; and (b) will be included in InterCept’s definitive proxy statement under those or similar headings when it is available.